Exhibit 99.1
Digi International Reports Second Fiscal Quarter 2009 Results
Announces Business Restructuring to Increase Focus on Wireless Solutions and Improve Profitability
Meets Street consensus of $0.03 per share profitability
(Minneapolis, MN, April 23, 2009) — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $40.1 million for the second fiscal quarter of 2009, compared with $43.1 million for the second fiscal quarter of 2008, a decrease of $3.0 million, or 6.9%. Digi reported net income for the twenty-fifth consecutive quarter, and met both revenue and earnings per share guidance for the second quarter of fiscal 2009.
Below is a table setting forth certain GAAP and Non-GAAP results:

GAAP Results

(in thousands, except per share amounts)	Q2 2009	Q2 2008	YTD 2009	YTD 2008
Net Sales	$40,085	$43,070	$81,446	$87,644
Operating Income	$599	$3,673	$1,365	$8,252
Net Income	$715	$3,097	$1,731	$6,767
Net Income per Diluted Share	$0.03	$0.12	$0.07	$0.26

Non-GAAP Results

(in thousands, except per share amounts)	Q2 2009		Q2 2008	YTD 2009		YTD 2008
Operating Income	$599		$3,673	$1,365		$8,252
Net Income	$671	(1)	$3,097	$1,317	(2)	$6,767
Net Income per Diluted Share	$0.03	(1)	$0.12	$0.05	(2)	$0.26

(1)	Non-GAAP net income and net income per diluted share for the second fiscal quarter of 2009 exclude a tax benefit of $43,692 for the reversal of tax reserves due to the resolution of a state tax matter.

(2)	Non-GAAP net income and net income per diluted share for the first six months of fiscal 2009 exclude a tax benefit of $370,499 due to the extension in the first quarter of fiscal 2009 of the income tax credit for research and development for the last three quarters of fiscal 2008, and a tax benefit of $43,692 for the reversal of tax reserves due to the resolution of a state tax matter.
“Digi has continued to invest aggressively in technology and innovation through this downturn,” said Joseph Dunsmore, Digi’s CEO. “During the quarter we announced the rollout of the most strategic initiative since I’ve been at Digi. The iDigi Energy solution bundle is our first in what will become a series of iDigi solution bundles that make wireless M2M fast, easy, and inexpensive.”

Digi International Reports Second Fiscal Quarter 2009 Results
Business Results for the Three and Six Months Ended March 31, 2009
Revenue from embedded products in the second fiscal quarter of 2009 was $17.4 million compared to $21.7 million in the second fiscal quarter of 2008, a decrease of $4.3 million, or 20.0%. Revenue from non-embedded products was $22.7 million in the second fiscal quarter of 2009 compared to $21.4 million in the second fiscal quarter of 2008, an increase of $1.3 million, or 6.4%. Revenue from embedded products includes $1.2 million of Spectrum revenue in the second fiscal quarter of 2009. Revenue from non-embedded products includes Sarian-branded revenue of $5.0 million for the second fiscal quarter of 2009. Sarian Systems, Ltd. and Spectrum Design Solutions, Inc. were acquired in April 2008 and July 2008, respectively. The strengthening of the U.S. dollar compared to the Euro and UK pound sterling had an unfavorable impact on revenue of $2.7 million in the second fiscal quarter of 2009 compared to the second fiscal quarter of 2008.
Revenue by geographic region is shown below:

Revenue by Geographic Region
(in thousands)
	Q2 2009		Q2 2008	YTD 2009		YTD 2008

EMEA (Europe, Middle East and Africa)	$14,934	(1)	$12,785	$28,262	(1)	$23,929
Latin America	651		1,705	1,705		2,482
North America	20,724	(2)	23,959	43,869	(2)	52,083
Asia Pacific	3,776		4,621	7,610		9,150

Total revenue	$40,085		$43,070	$81,446		$87,644

(1)	Includes Sarian revenue of $5.0 million and $8.1 million for the three and six months ended March 31, 2009, respectively.

(2)	Includes Spectrum revenue of $1.2 million and $2.2 million for the three and six months ended March 31, 2009, respectively.
Gross profit was $19.2 million in the second fiscal quarter of 2009 compared to $23.2 million in the same period in the prior year. The gross margin was 47.8% in the second fiscal quarter of 2009 compared to 53.8% in the second fiscal quarter of 2008. The gross margin was lower in the second fiscal quarter of 2009 than in the comparable period a year ago due to unfavorable product mix within primarily the non-embedded products, including sales of Sarian non-embedded products which provide lower gross profit margins. The strengthening of the U.S. dollar compared to the Euro and UK pound sterling had an unfavorable impact on gross margin of approximately 1.1% in the second quarter of fiscal 2009 compared to the comparable year ago quarter.
Total operating expenses in the second fiscal quarter of 2009 were $18.6 million, or 46.3% of revenue, compared to $19.5 million, or 45.3% of revenue, in the second fiscal quarter of 2008. The decrease in operating expenses in the second fiscal quarter of 2009 compared to the same quarter in the prior year is primarily due to the elimination of all incentive compensation previously accrued for fiscal 2009, since this program was eliminated for the entire fiscal year. Effective cost management offset the incremental ongoing operating expenses for Sarian and Spectrum.

Digi International Reports Second Fiscal Quarter 2009 Results
Total other income, net decreased by $0.6 million in the second fiscal quarter of 2009 compared to the same quarter in the prior year primarily due to lower interest yields on cash equivalents and marketable securities.
Reported net income was $0.7 million in the second fiscal quarter of 2009, or $0.03 per diluted share, compared to $3.1 million, or $0.12 per diluted share, in the second fiscal quarter of 2008. Non-GAAP net income and net income per diluted share for the second fiscal quarter of 2009 were also $0.7 million, or $0.03 per diluted share, as detailed later in this earnings release.
For the six months ended March 31, 2009, Digi reported revenue of $81.4 million compared to revenue of $87.6 million for the six months ended March 31, 2008, a decrease of $6.2 million, or 7.1%. Revenue from embedded products for the first six months of fiscal 2009 was $35.4 million compared to $42.4 million in the first six months of fiscal 2008, a decrease of $7.0 million, or 16.6%. Revenue from non-embedded products was $46.0 million in the first six months of fiscal 2009 compared to $45.2 million in the first six months of fiscal 2008, an increase of $0.8 million, or 1.9%. Revenue from embedded products includes $2.2 million of Spectrum revenue in the first six months of fiscal 2009. Revenue from non-embedded products includes Sarian-branded revenue of $8.1 million for the first six months of fiscal 2009. The strengthening of the U.S. dollar compared to the Euro and UK pound sterling had an unfavorable impact on revenue of $4.1 million for the first six months of fiscal 2009 compared to the first six months of fiscal 2008.
For the six months ended March 31, 2009, Digi reported net income of $1.7 million, or $0.07 per diluted share, compared to net income for the six months ended March 31, 2008 of $6.8 million, or $0.26 per diluted share. Net income benefited by $0.4 million, or $0.02 per diluted share, during the first six months of fiscal 2009 as a result of a retroactive benefit from the extension of the research and development credit and the reversal of tax reserves due to the resolution of a state tax matter.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $63.6 million at March 31, 2009, a decrease of $6.6 million from December 31, 2008. Digi re-purchased 834,190 shares of stock in the second quarter of fiscal 2009 for $6.1 million. Please refer to the Condensed Consolidated Statements of Cash Flows which is included in this earnings release for additional cash flow details. At March 31, 2009, Digi’s current ratio was 6.4 to 1 compared to 6.7 to 1 at December 31, 2008.
Business Restructuring to Increase Focus on Wireless and iDigi Solutions and Improve Profitability
With the increasing importance of wireless and the introduction of the iDigi brand, Digi today announced a restructuring of its operations. This restructuring will increase the focus of Digi’s business to wireless and from individual hardware products to solutions that include hardware, software, and services, in addition to improving profitability. To aggressively focus on these strategic business initiatives, Digi is shifting more resources to wireless and solutions initiatives, closing an engineering location in Long Beach, California, and relocating and consolidating the manufacturing function located in Davis, California to Digi’s corporate headquarters located in Minneapolis, Minnesota. The restructuring will result in a workforce reduction of 87 positions, or 13% of Digi’s total workforce.
Digi expects to record a pre-tax charge of $2.0 million during the third fiscal quarter of 2009 related to the restructuring of its operations. The restructuring charge is expected to reduce earnings per diluted share in the third quarter of fiscal 2009 by approximately $0.05. Digi expects quarterly pre-tax savings as a result of

Digi International Reports Second Fiscal Quarter 2009 Results
these initiatives of approximately $0.7 million and $1.0 million in the third and fourth quarters of fiscal 2009, respectively. Digi anticipates quarterly pre-tax expense savings of approximately $1.4 million in fiscal year 2010 as a result of these initiatives.
Second Fiscal Quarter 2009 Business Highlights:
•	In spite of the challenging economy, Digi’s wireless revenue grew over 49% from the second fiscal quarter of 2008. With wireless revenue now reaching 35% of revenue, Digi’s wireless initiatives continue to build momentum.

•	Digi introduced iDigi Energy, a wireless M2M solution bundle optimized for energy services providers. The energy solution bundle includes the hardware, hosted software and services necessary to accelerate Smart Energy deployments. iDigi Energy lowers the barriers for companies to build robust, next generation information services by removing the complexities of remote device communication.

•	Further expanding upon the new iDigi platform, the company introduced three new iDigi development kits that make it fast, easy and inexpensive to develop wireless applications.

•	Digi announced a green design contest to promote the development of sustainable applications. Contestants use one of three new iDigi wireless development kits to create environmentally beneficial designs.

•	Digi partnered with Itron to develop smart grid applications, further expanding upon Digi’s comprehensive family of Drop-in Networking connectivity solutions. The partnership enables utilities to remotely monitor and control distribution automation (DA) devices utilizing OpenWay, an advanced metering infrastructure (AMI) network by Itron.
Reconciliation Table:
Reconciliation of GAAP Net Income and Net Income per Diluted Share to Non-
GAAP Net Income and Net Income per Diluted Share

	Three months ended March 31,				Six months ended March 31,
(In thousands, except per share amounts)	2009		2008		2009		2008

Net income and net income per common share, diluted (GAAP basis)	$715	$0.03	$3,097	$0.12	$1,731	$0.07	$6,767	$0.26
Reversal of tax reserves and discrete tax benefits	(44)	(0.00)	—	—	(414)	(0.02)	—	—

Net income and net income per common share, diluted, adjusted for reversal of tax reserves and discrete tax benefits (Non-GAAP basis)	$671	$0.03	$3,097	$0.12	$1,317	$0.05	$6,767	$0.26

Digi International Reports Second Fiscal Quarter 2009 Results
Fiscal 2009 Guidance
Digi expects revenue for the third fiscal quarter of 2009 in a range of $42 million to $48 million, and net income per diluted share in a range of $0.01 to $0.06. Non-GAAP net income per diluted share, excluding the impact of the restructuring charge, is projected to be in a range of $0.06 to $0.11. Digi projects annual revenue in a range of $165 million to $175 million. Digi projects annual GAAP net income per diluted share to be in a range of $0.11 to $0.22. Annual non-GAAP net income per diluted share, excluding the impact of the restructuring charge and the reversal of tax reserves and other discrete tax benefits, is projected to be in a range of $0.16 to $0.26.
Reconciliation of Guidance for Reported Net Income per Diluted Share to Net Income per Diluted Share, Excluding
Restructuring Expenses and Reversal of Tax Reserves and Other Discrete Tax Benefits

	For the three months ended		For the twelve months ended
	June 30, 2009		September 30, 2009
(In thousands, except per share amounts)	Low	High	Low	High

Projected net income per common share, diluted (GAAP basis)	$0.01	$0.06	$0.11	$0.22
Projected restructuring expenses included in operating expenses, net of tax	0.05	0.05	0.06	0.05
Projected reversal of tax reserves and other discrete tax benefits	—	—	(0.02)	(0.02)

Projected net income per diluted common share, adjusted for projected restructuring expenses, net of taxes, and projected reversal of tax reserves and other discrete tax benefits (Non-GAAP basis)	$0.06	$0.11	$0.16	$0.26

Second Fiscal Quarter 2009 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, April 23, 2009 after market close at 5:00 p.m. ET (4:00 p.m. CT), to join the call by dialing (866) 831-6270 and entering passcode 96534234. International participants may access the call by dialing (617) 213-8858 and entering passcode 96534234. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 82982516 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.

Digi International Reports Second Fiscal Quarter 2009 Results
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the company operates, projections of future performance, perceived opportunities in the market and statements regarding the company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the company operates, rapid changes in technologies that may displace products sold by the company, declining prices of networking products, the company’s reliance on distributors, delays in the company’s product development efforts, uncertainty in consumer acceptance of the company’s products, continued or increasing weakness in North America and in other regions due to changes in economic conditions, the current uncertainty in global economic conditions which could negatively affect product demand, the recent financial crises affecting the banking system and financial markets which could negatively impact the financial solvency of the company’s customers and suppliers, the extreme volatility in fixed income, credit and equity markets which could result in actual amounts realized on the company’s debt securities or other investments that differ significantly from current market values, the ability to achieve the anticipated benefits and synergies associated with acquisitions, the estimated expenses and risks associated with restructuring of the company’s operations, and the changes in the company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2008 and its quarterly reports on Form 10-Q, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the company. Many of such factors are beyond the company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes historical and projected non-GAAP net income and net income per diluted share data.
Digi understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures.
Digi believes that providing historical and projected net income and net income per diluted share exclusive of the impact of projected restructuring charges and reversals of tax reserves and discrete tax benefits permits

Digi International Reports Second Fiscal Quarter 2009 Results
investors to compare results with prior periods that did not include these items. Digi uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the company. In addition, shareholders in the company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to taxes and other discrete items, such as the projected restructuring charge, which while important, are not central to the core operations of Digi’s business.
Investor Contacts:
S. (Kris) Krishnan
Digi International
952-912-3125
Email: s_krishnan@digi.com
Erika Moran
The Investor Relations Group
212-825-3210
Email: mail@investorrelationsgroup.com
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2009 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2009	2008	2009	2008
Net sales	$40,085	$43,070	$81,446	$87,644
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	19,908	18,986	38,977	38,529
Amortization of purchased and core technology	1,008	907	2,052	2,043

Gross profit	19,169	23,177	40,417	47,072

Operating expenses:
Sales and marketing	8,976	9,034	18,601	17,720
Research and development	6,196	6,529	13,170	13,118
General and administrative	2,724	3,345	5,917	6,717
Intangibles amortization	674	596	1,364	1,265

Total operating expenses	18,570	19,504	39,052	38,820

Operating income	599	3,673	1,365	8,252

Other income (expense):
Interest income, net	354	1,008	849	2,048
Other income (expense)	41	(19)	(195)	—

Total other income, net	395	989	654	2,048

Income before income taxes	994	4,662	2,019	10,300
Income tax provision	279	1,565	288	3,533

Net income	$715	$3,097	$1,731	$6,767

Net income per common share, basic	$0.03	$0.12	$0.07	$0.26

Net income per common share, diluted	$0.03	$0.12	$0.07	$0.26

Weighted average common shares, basic	24,953	25,714	25,169	25,666

Weighted average common shares, diluted	25,195	26,312	25,439	26,479

Digi International Reports Second Fiscal Quarter 2009 Results
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2009	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$28,541	$14,176
Marketable securities	32,589	59,337
Accounts receivable, net	20,762	24,310
Inventories	34,212	30,240
Deferred tax assets	2,098	2,100
Income taxes receivable	608	—
Other	2,652	3,006

Total current assets	121,462	133,169

Marketable securities	2,507	179
Property, equipment and improvements, net	16,304	16,255
Identifiable intangible assets, net	28,293	34,032
Goodwill	83,122	86,578
Deferred tax assets	539	553
Other	652	650

Total assets	$252,879	$271,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$204	$267
Accounts payable	8,033	10,343
Accrued compensation	3,840	5,981
Accrued warranty	1,143	1,214
Deferred payment on acquisition	2,913	—
Other accrued expenses	2,910	2,946
Income taxes payable	—	182

Total current liabilities	19,043	20,933

Capital lease obligations, net of current portion	2	78
Deferred tax liabilities	5,387	7,582
Income taxes payable	4,780	4,358
Deferred payment on acquisition	2,762	5,575
Other noncurrent liabilities	791	956

Total liabilities	32,765	39,482

Total stockholders’ equity	220,114	231,934

Total liabilities and stockholders’ equity	$252,879	$271,416

Digi International Reports Second Fiscal Quarter 2009 Results
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Six months ended
	March 31, 2009	March 31, 2009
Operating activities:
Net income	$715	$1,731
Adjustments to reconcile net income to net cash provided by operations
Depreciation of property, equipment and improvements	613	1,203
Amortization of identifiable intangible assets and other assets	1,808	3,662
Excess tax benefits from stock-based compensation	(40)	(42)
Stock-based compensation	874	1,842
Deferred income taxes	(704)	(1,540)
Other	(72)	40
Changes in operating assets and liabilities	(2,006)	(7,694)

Net cash provided by (used in) operating activities	1,188	(798)

Investing activities:
Purchase of marketable securities	(3,474)	(7,647)
Proceeds from maturities of marketable securities	15,999	32,063
Purchase of property, equipment, improvements and certain other intangible assets	(823)	(1,666)

Net cash provided by investing activities	11,702	22,750

Financing activities:
Payments on capital lease obligations	(70)	(139)
Excess tax benefits from stock-based compensation	40	42
Purchase of treasury stock	(6,150)	(6,150)
Proceeds from stock option plan transactions	65	120
Proceeds from employee stock purchase plan transactions	220	529

Net cash used in financing activities	(5,895)	(5,598)

Effect of exchange rate changes on cash and cash equivalents	(1,086)	(1,989)

Net increase in cash and cash equivalents	5,909	14,365

Cash and cash equivalents, beginning of period	22,632	14,176

Cash and cash equivalents, end of period	$28,541	$28,541